FIRST AMENDMENT TO CONSULTING AND
                         NONCOMPETITION AGREEMENT

THIS FIRST AMENDMENT to Consulting and Noncompetition Agreement dated December 23, 1999 is by and between FNB Corporation, a Virginia corporation and bank holding company (the "Corporation") which owns all of the outstanding stock of First National Bank, a national banking association headquartered in Christiansburg, Virginia (the "Bank") and Samuel H. Tollison, who resides at 3180 Fairview Church Road, Riner, Virginia 24149 (the "Consultant").

                          W I T N E S S E T H:

WHEREAS, the Consultant and the Corporation did execute a Consulting and Noncompetition Agreement dated January 15, 1999 (the "Agreement");

WHEREAS, the Corporation has been advised by its accounting firm that the effect of the Put Option provided in Paragraph 12 of the Agreement will cause all of the shares owned by the Consultant and subject to the Put Option to be reclassified as a liability of the Corporation as opposed to stockholder's equity of the Corporation;

WHEREAS, the Corporation and the Consultant mutually desire to avoid the reclassification of the Consultant's shares in the Corporation.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the Corporation and the Consultant agree to amend the Agreement as follows:

  1.	Put Option.  Paragraph 12 of the Agreement is deleted and replaced in its entirety as follows:

     In the event the Consultant desires to list for sale at any time more than 1000 shares of the Corporation's stock, the Consultant shall offer (the "notice") the Corporation the opportunity to repurchase such shares (the "right of first refusal") at a mutually agreed upon price. The mutually agreed upon price shall equal or exceed the price per share reported by the NASDAQ national market exchange for the last trade in the Corporation's stock on a trading day prior to the Consultant's notice to the
     Corporation of the right of first refusal.   Upon notice by the
     Consultant, the Corporation shall have five (5) days to exercise its right of first refusal or the right shall lapse. Should the Corporation announce a merger, sale or acquisition of the Corporation (the "Merger Announcement") within 365 days after the Corporation's exercise of the right of first refusal on any of the Consultant's shares of the Corporation, the Consultant shall be entitled to additional compensation for all shares repurchased by
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     the Corporation within the 365-day period before the Merger
     Announcement. This additional compensation shall equal the difference between the per share sales price of the Corporation's stock at the end of trading on the first trading day after the Merger Announcement and per share sales price on the date of each exercise of the right of first refusal times the number of shares repurchased on each such exercise date. The shares subject to the right of first refusal shall include all shares owned by the Consultant, whether directly, indirectly or through beneficial ownership.

  2.	Full Force and Effect.  Except as herein amended, the Agreement shall remain in full force and effect.

WITNESS the following signatures and seals:

                                      FNB Corporation




                                                                   (SEAL)
                                      J. Daniel Hardy, Jr., President/CEO





                                                                  (SEAL)
                                      Samuel H. Tollison